NEWS RELEASE

For immediate release

Navient names new board member
Frederick Arnold joins Navient’s board of directors

WILMINGTON, Del., Aug. 9, 2018—Navient has named Frederick Arnold to its board of directors.

“We are pleased to have Fred join the board of directors and believe he will be an excellent addition,” said Bill Diefenderfer, chairman of the Navient board of directors. “He is an accomplished leader with a proven track record in financial services and enhancing shareholder value.”

Arnold has held a series of senior financial positions at private equity-owned portfolio companies, and prior to these roles, he spent 20 years as an investment banker, primarily at Lehman Brothers and Smith Barney.

He currently serves as chairman of Corporate Capital Trust, as a board member of Syncora Holdings Ltd., and is a member of the post-emergence board of directors of Lehman Brothers Holdings Inc. He graduated from Amherst College, the University of Oxford and Yale Law School.

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About Navient
Navient (Nasdaq: NAVI) is a leading provider of asset management and business processing solutions for education, health care and government clients at the federal, state and local levels. The company helps its clients and millions of Americans achieve financial success through services and support. Headquartered in Wilmington, Delaware, Navient also employs team members in western New York, northeastern Pennsylvania, Indiana, Tennessee, Texas, Virginia, Wisconsin, California and other locations. Learn more at navient.com.

Contact:
Media: Paul Hartwick 302-283-4026, paul.hartwick@navient.com
Investors: Joe Fisher, 302-283-4075, joe.fisher@navient.com